Exhibit 23.02

Consent of Moss Adams LLP

We consent to the inclusion in this Annual Report on Form 10-K of eUniverse, Inc. for the year ended March 31, 2003 and to the incorporation by reference in Registration Statement Number 333-102313 of eUniverse, Inc. on Form S-8, of our report dual dated August 15 and 21, 2003.

/S/ Moss Adams LLP

Los Angeles, California
August 21, 2003